Exhibit 99.2


FOR IMMEDIATE RELEASE WEDNESDAY, OCTOBER 25, 2000
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               AT&T PROVIDES FINANCIAL GUIDANCE FOR 2000 AND 2001

      NEW YORK -- In a meeting today with the financial community on the company's third-quarter earnings results and plans to create four new independent companies, AT&T outlined its anticipated key financial projections for 2000 and 2001. The new outlook is based on an updated view of its long distance voice, wireless and broadband businesses.

      "We have long anticipated declines in voice long distance revenue," said AT&T Chief Financial Officer Charles H. Noski, "but the pace of strong price competition and customers shifting to wireless and Internet technologies has rapidly accelerated across the industry. We see the positive effect of this shift in our third quarter wireless revenue growth of nearly 37 percent and our third quarter data and IP revenue growth of more than 20 percent. But the competitive price declines from our mature voice long distance businesses will lower our revenue expectations and affect our financial results for the fourth quarter of 2000 and full year 2001."

      The company said it anticipates operational earnings per diluted share for the fourth quarter in the range of 29 - 33 cents. As a result, AT&T's operational earnings for 2000 are now expected to range between $1.66 - $1.70. Cash earnings for the quarter, on the same basis, are projected to be in the range of 49 - 52 cents per share. The company said operational earnings before interest, taxes, depreciation and amortization (EBITDA) would remain around $23 billion for the full year, and top line revenue is expected to grow around 4 to 5 percent for the fourth quarter compared to the fourth quarter of 1999.

        The company said its Broadband unit has grown revenue at an increasing rate throughout the year. Revenue for the first quarter grew at 8.2 percent, second quarter rose 10.5 percent, and third quarter reached 10.8 percent.

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      The company said it expects this growth trend to continue in the fourth quarter and grow at a mid-teens rate in 2001, as the company continues to scale new services. As a result, AT&T expects Broadband EBITDA margin, excluding other income, to increase about 3 percentage points, compared to full year 2000.

      Through the first nine months of this year, AT&T said its wireless services business has achieved 36.2 percent revenue growth. For the full year, the company said it is confident that AT&T Wireless will achieve the high end of the 30 to 35 percent revenue growth range, subscriber growth greater than 40 percent and EBITDA growth in the mid-50's percent. On a consolidated basis for transactions already closed, AT&T Wireless expects 2001 revenue growth at more than 20 percent, subscriber growth around 20 percent and EBITDA growth in the low to mid 50's percent. If certain announced or anticipated transactions close, AT&T Wireless expects to report revenue growth in 2001 at a rate similar to the one achieved in 2000.

      AT&T said its data and IP services business, which now accounts for about one-third of AT&T Business Services revenue, grew more than 20 percent in the third quarter and it expects to maintain this growth rate in the fourth quarter and in 2001. AT&T Solutions, a similarly fast-growing unit within Business Services, has also maintained a growth rate of more than 20 percent through September 30. This rate is expected to continue in the fourth quarter and throughout 2001.

       However, despite volume growth, the company said that pricing pressures have caused Business Services' long distance voice revenue to decline throughout 2000. In the third quarter, the voice revenue decline was in the mid-single digits. As a result, Business Services total revenue grew at 2.5 percent in the third quarter. The company said it expects a similar trend in the fourth quarter and similar growth rates in 2001 compared to full year 2000. As a result, AT&T expects Business Services operational EBIT margin to decrease 3 to 4 percentage points in 2001 compared with full year 2000.

      As previously announced, the company's Consumer Services revenue has also declined throughout 2000. For the third quarter, this decline rose to nearly 11 percent. The company expects a similar rate of decline in the fourth quarter. For the full year 2001, the revenue decline is expected to reach the mid- to high-teens, and will reduce the unit's operational EBIT margin 5 to 7 percentage points compared to 2000.

      AT&T said it would provide future comments on 2001 financial performance at an analyst meeting to be held in January, 2001, to review prospects for its Wireless, Broadband, Business and Consumer units.

      Materials provided at the financial community briefing are available to all investors via the Internet at www.att.com/ir.

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      The foregoing are "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T's control, that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This document also contains certain information such as operational EPS, operational cash EPS and reported and operational EBIT and EBITDA that are not presented in accordance with generally accepted accounting principles. This information is presented solely to provide additional information to further understand the results of AT&T.

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